                                                                    Exhibit 10.3

                        TERMINATION AND OPTION AGREEMENT

      This TERMINATION AND OPTION AGREEMENT ("Agreement") is made and entered into as of ________ __, 2004 by NORWELL LAND COMPANY, a New York general partnership ("Landlord") and BIOPHARMA ACQUISITION COMPANY, INC., a Delaware corporation ("Tenant").

                              W I T N E S S E T H :

      For and in consideration of the covenants herein set forth, and intending to be legally bound hereby, Landlord and Tenant hereto agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

            1.1   "Closing Date" shall have the meaning specified in Section
3.4.

            1.2   "FMV" shall have the meaning specified in Section 3.1.

            1.3 "Historical Revenue" shall mean the revenue realized by Tenant from its operations at the Leased Premises during the twelve calendar month period immediately preceding the Termination Notice Date, which shall equal the sum of (i) the revenues received during such period from Persons which are not Affiliates of Tenant, or from Affiliates of Tenant pursuant to arm's length transactions with Tenant, plus (ii) the value of the services that Tenant has performed during such period for its internal purposes, or for any of its Affiliates with which it deals other than on an arm's length basis, which shall be calculated on the basis of the standard hourly rates charged by the Tenant to third Persons applicable for the personnel by whom such services are performed.

            1.4 "Landlord's Termination Option" shall have the meaning specified in Section 2.1

            1.5 "Lease" means the Agreement of Lease of even date herewith between Landlord and Tenant.

            1.6 "Person" means any natural person, corporation, partnership, proprietorship, association, joint venture, trust or other legal entity.

            1.7 "Projected Revenue" shall mean the revenue projected to be realized by Tenant from its operations at the Leased Premises during the twelve calendar month period immediately succeeding the Termination Notice Date, which shall equal the sum of (i) the revenues expected to be received during such period from Persons which are not Affiliates of Tenant, or from Affiliates of Tenant pursuant to arm's length transactions with Tenant, in each case pursuant to binding commitments to purchase goods or services in existence on the Termination Notice Date, plus (ii) subject to adjustment pursuant to Section 2.1(d), the value of the services that Tenant expects to perform during such period for its internal purposes, or for any of its Affiliates with which it deals other than on an arm's length basis, which shall be calculated on the basis of the standard

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hourly rates charged by the Tenant to third Persons applicable for the personnel by whom such services are performed.

            1.8   "Purchase Option" shall have the meaning specified in Section
3.1.

            1.9 "Termination Date" shall have the meaning specified in Section 2.1.

            1.10  "Termination Notice" shall have the meaning specified in
Section 2.1.

            1.11  "Termination Notice Date" shall have the meaning specified in
Section 2.1.

            1.12  "Termination Payment" shall have the meaning specified in
Section 2.1.

            1.13  "Viable" shall have the meaning specified in Section 2.1(c).

            1.14 All capitalized terms used and not defined herein shall have the meanings given to such terms in the Lease.

                                   ARTICLE 2

                               TERMINATION OPTIONS

            2.1 If the Master Tenant ceases or has made a decision to cease all its manufacturing activities at the Building and has so advised Landlord in writing, Landlord shall have the option (the "Landlord's Termination Option") at any time thereafter, on notice (the "Termination Notice") to Tenant as hereinafter provided, to terminate the Lease effective on a date (the "Termination Date") specified in the Termination Notice; provided that the Termination Date may not be earlier than the later of (a) two years after the date of the Termination Notice and (b) the fifth anniversary of the Commencement Date. The date on which the Tenant receives the Termination Notice is referred to herein as the "Termination Notice Date"; provided, however, that if a Termination Notice is delivered prior to the third anniversary of the Commencement Date, for all purposes of this Agreement, such Termination Notice shall be deemed to have been delivered on such third anniversary. If Landlord exercises such option, Tenant has timely vacated the Leased Premises on or before the Termination Date, and Tenant has not exercised the Purchase Option, Landlord shall pay to Tenant, within sixty (60) days after the Termination Date, a payment (the "Termination Payment") in an amount as follows:

            (a) If Tenant's activities at the Leased Premises are Viable as of the Termination Notice Date, the amount of the Termination Payment shall be as follows:

                                                                                         Amount of
Termination Date                                                                          Payment
----------------                                                                        -----------
On or after __ _________________ __, 2009 and through _________________ __, 2010        $ 8,000,000
On or after __ _________________ __, 2010 and through _________________ __, 2011        $ 6,000,000
On or after __ _________________ __, 2011 and through _________________ __, 2012        $ 4,000,000
On or after __ _________________ __, 2012 and through _________________ __, 2013        $ 2,000,000
On or after __ _________________ __, 2013 and through _________________ __, 2014        $         0

            (b) If Tenant's activities at the Leased Premises are not Viable as of the Termination Notice Date, the amount of the Termination Payment shall be an amount equal to all actual, reasonable and customary costs to relocate and reestablish Tenant's operations at the Leased Premises for which Tenant has presented Landlord reasonable supporting documentation including evidence that any relocated equipment will be actively used in a continuing business operated by Tenant.

            (c) Tenant's activities at the Leased Premises will be deemed to be "Viable" if either Historical Revenue or Projected Revenue is greater than or equal to $3,000,000. Tenant shall deliver Tenant's calculation of whether its activities at the Leased Premises are Viable (the "Final Viability Data") within thirty (30) days after the Termination Notice Date.

            (d) The Final Viability Data shall become final and binding upon Landlord and Tenant unless, within fifteen (15 ) days following the submittal thereof to Landlord, Landlord notifies Tenant of its objection thereto in writing (the "Objection Notice"). If Landlord so notifies Tenant of its objection to the Final Viability Data, Landlord and Tenant shall negotiate in good faith to resolve any differences. If, within fifteen (15) days following the receipt of the Objection Notice by Landlord, any of such differences have not been resolved, Landlord and Tenant shall submit the dispute to an independent auditor reasonably acceptable to both parties. In the event the parties cannot agree upon an independent auditor within fifteen (15) days, either of the parties upon written notice to the other party hereto may request such appointment by a court having jurisdiction. Such independent auditor's opinion thereon and the resulting Final Viability Data shall be final, binding, and not subject to any appeal. The fees and expenses of such independent auditor in connection with any such resolution shall be paid one-half by Landlord and one-half by Tenant. Landlord's obligation to pay the Termination Payment shall be postponed to the date that is two (2) business days after the final determination rendered by such independent auditor.

            (e) If Landlord exercises Landlord's termination right provided for in Article 14.3 of the Lease, Landlord shall pay the Termination Payment to Tenant, provided, however, that (i) the Termination Date shall be deemed to be the termination date of the Lease stated in Landlord's notice of termination given pursuant to said Article 14.3, and (ii) the Termination Payment shall be net of any insurance recoveries paid to Tenant or its Affiliates in connection with the fire or other casualty. Except as otherwise expressly contemplated by
Article 13 of the Lease and as described below, Tenant shall not have any obligation to obtain insurance coverage or otherwise mitigate its damages resulting from a fire or other casualty. Tenant agrees to use commercially reasonable efforts to exercise its rights under insurance carried by it from which recoveries may be obtained in connection with any fire or other casualty giving rise to Landlord's right to terminate the Lease, the parties hereby agreeing that such efforts shall not include the obligation to litigate to obtain a recovery from an insurance carrier.

                                   ARTICLE 3

                                 PURCHASE OPTION

            3.1 In the event that Landlord exercises the Landlord's Termination Option and the Termination Date is on or before September____, 2013, Tenant shall have the option to purchase (the "Purchase Option") all of Landlord's right, title and interest in the Building and the Building systems, the Land, the other improvements thereon and appurtenances thereto (collectively, the "Option Property").

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            3.2   If Tenant exercises the Purchase Option, the purchase price shall be paid on the Closing Date, by electronic wire transfer of immediately available funds pursuant to wiring instructions given to Tenant at least two (2) business days prior to the Closing Date. The purchase price shall equal the fair market value of the Option Property ("FMV") as of the Termination Date, as determined by Landlord and Tenant within thirty (30) days of Landlord's exercise of Landlord's Termination Option or, in the absence of agreement, as provided in
Section 3.9 below.

            3.3 If Tenant elects to exercise the Purchase Option, Tenant must give notice of such exercise to Landlord within the later of (i) one hundred twenty (120) days after the date on which Tenant receives the Termination Notice and (ii) thirty (30) days after the date on which the purchase price for the Option Property is determined. Delivery of an exercise notice by Tenant shall vitiate the obligation of Landlord to make any payment under Section 2.1 unless Landlord defaults in closing.

            3.4 If Tenant exercises the Purchase Option, the closing of the purchase shall take place on the Termination Date or such earlier date on which the parties may agree (the "Closing Date"). Tenant's notice of exercise shall be accompanied by a deposit, on account of the purchase price, equal to 10% thereof.

            3.5 (a)If Landlord defaults in its obligation to sell the Option Property in accordance with the terms hereof following Tenant's exercise of the Purchase Option, Tenant's sole remedy against Landlord by reason thereof shall be (i) to bring an action seeking specific performance of Landlord's obligation to sell the Option Property as herein provided, the parties acknowledging that specific performance is an appropriate remedy under the circumstances, or (ii) to terminate this Agreement and receive the return of its deposit together with the interest thereon, and Landlord shall have the obligation to pay to Tenant the Termination Payment under Section 2.1.

                  (b) If Tenant defaults in its obligation to purchase the Option Property in accordance with the terms hereof (i) the Purchase Option shall thereupon expire without any further notice from Landlord and be of no further force or effect, (ii) Landlord's sole remedy against Tenant by reason thereof shall be to retain any deposit together with interest thereon as liquidated damages, the parties acknowledging that actual damages would be difficult or impossible to ascertain, and (iii) the Lease shall expire and terminate in accordance with Article 2 and Landlord shall have no obligation to make any payment under Section 2.1.

            3.6 Landlord, on the Closing Date, shall convey good and marketable fee simple title to the Option Property to Tenant (or to its designee, provided Tenant so requests at least three (3) business days prior to the Closing Date) by special warranty deed, and bill of sale in the case of equipment, subject only to the Lease, the rights of subtenants under the Lease and to those matters shown on Schedule A hereto and to any lien or encumbrance created or caused by Tenant or created by Landlord at the request of Tenant (collectively, "Permitted Encumbrances"). Transfer taxes shall be divided equally. Landlord and Tenant each agrees to indemnify and hold harmless from and against any loss or liability including, but not limited to reasonable attorney's fees, resulting from a failure to pay any tax for which it is responsible. Landlord and Tenant shall each complete such tax filings as may be required and shall furnish such other documentation as may be reasonably required to consummate the sale.

            3.7 Landlord shall be obligated to cure any title defects other than Permitted Encumbrances, by the use of sales proceeds for such purpose or otherwise, on or prior to the

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Closing Date. In the event Landlord is unable to cure such defects, Tenant shall have the option, but not the obligation to waive any such defects and purchase the Option Property subject to such title defects without abatement of the purchase price. In the event that a condemnation of a material part of the Option Property occurs between the exercise of the Purchase Option and the Closing Date, Tenant shall have the option to rescind its exercise of the Purchase Option, and in such event the Purchase Option shall expire and be of no further force and effect and the Lease shall remain in full force and effect.
The Purchase Option is coupled with the Lease and is non-transferable, except
(1) to the assignee under a permitted assignment by Tenant of its interest under the Lease or (2) as provided in the last sentence of this Section 3.7. If the Purchase Option shall not have otherwise expired it shall expire and be of no further force and effect upon the expiration or earlier termination of the Lease. At the closing of the purchase, Tenant may designate a Person other than Tenant to take title to the Option Property.

            3.8 The FMV is to be considered as of the Termination Date. The Building is to be considered as already occupied by a purchaser and suitable for the use of the purchaser (but consideration not to be given to the rental amount being paid under the Lease), and shall be determined by agreement of Landlord and Tenant as hereinabove provided, or in the absence of agreement, by the appraisal procedure in Section 3.9 below.

            3.9 Either party may initiate the appraisal process by giving written notice to that effect to the other party and shall in such notice appoint a disinterested person of recognized competence in real estate appraisals as appraiser on its behalf. Within fifteen (15) days thereafter, the other party shall by written notice to the original party appoint a second disinterested person of recognized competence in real estate appraisals as appraiser on its behalf. Within thirty (30) days thereafter the parties shall simultaneously exchange appraisals and, if the greater appraisal is less than 10% greater than the lesser appraisal, the determined figure shall be the average of the two appraisals. If not, the appraisers thus appointed shall appoint a third disinterested person of recognized competence in real estate appraisals, such third appraiser shall prepare a third appraisal within thirty
(30) days of appointment, and the determined figure shall be the average of the third appraiser's determination and the next closest appraisal; provided, however, that if the two appraisers appointed by the parties shall be unable to agree, within fifteen (15) days after the appointment of the second appraiser, upon the appointment of a third appraiser, they shall give written notice of such failure to agree to the parties, and, if the parties fail to agree upon the selection of such third appraiser within fifteen (15) days after the appraisers appointed by the parties give notice as aforesaid, then within ten (10) days thereafter, either of the parties upon written notice to the other party hereto may request such appointment by a court having jurisdiction. Landlord and Tenant shall each be entitled to present evidence and argument to the appraisers. In the event any appraiser selected in accordance with this Section 3.9 shall be unable or unwilling to act, because of death, sickness or other cause, a replacement for such appraiser shall be appointed within fifteen (15) days after such event in the same manner, and by the same party as provided in this Section
3.9 for the appointment of the original appraiser so unable or unwilling to act. Each party shall pay the fees and expenses of the appraiser appointed by such party and one-half of the other expenses (including the fees and expenses of the third appraiser) properly incurred hereunder.

                                   ARTICLE 4

                                     NOTICE

            4.1 All notices that are required or permitted hereunder shall be in writing and shall be delivered (a) personally or (b) by "next day" courier service, addressed as follows:

                      To Landlord:

                                    Norwell Land Company
                                    One Stamford Forum
                                    Stamford, Connecticut 06901

                                    Attn:  General Counsel

                      To Tenant:

                                    Biopharma Acquisition Company, Inc.
                                    700 Union Boulevard
                                    Totowa, New Jersey 07512

                                    Attn:  Christopher J. Davis

                      with a copy to:

                                    Safeguard Scientifics, Inc.
                                    800 The Safeguard Building
                                    435 Devon Park Drive
                                    Wayne, Pennsylvania  19087

                                    Attn:  Christopher J. Davis

or elsewhere, as the respective parties may from time to time designate in writing. All notices shall be deemed given when received.

                                   ARTICLE 5

                  APPLICABLE LAW AND CONSTRUCTION OF PROVISIONS

      This Agreement shall be governed by and construed under the laws of the State of New Jersey. The captions used in this Agreement are for convenience only and do not in any way modify, limit or amplify the terms and provisions hereof. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either Landlord or Tenant, and the construction of this Agreement and any of its various provisions shall be unaffected by any argument or claim, whether or not justified, that it has been prepared, wholly or in substantial part, by or on behalf of either Landlord or Tenant.

                                   ARTICLE 6

                                  SEVERABILITY

      Any provision of this Agreement that proves to be invalid, void or illegal shall in no way affect, impair, or invalidate any other provision(s) hereof, and such other provision(s) shall remain in full force and effect.

                                   ARTICLE 7

                                    AUTHORITY

      Each individual executing this Agreement hereby represents and warrants that (a) the entity on whose behalf such individual is executing this Agreement is duly formed and validly existing, (b) the entity on whose behalf such individual is executing this Agreement has full right and authority to enter into this Agreement, and (c) such individual is duly authorized to execute this Agreement on behalf of such entity.

                                   ARTICLE 8

                                  COUNTERPARTS

      This Agreement may be executed in multiple counterparts, all of which shall constitute one and the same Agreement.

                                   ARTICLE 9

                                   SUCCESSORS

      This Agreement shall bind and inure to the benefit of the parties hereto, their respective successors, permitted assignees of the Lease, heirs, executors and administrators, subject to the provisions herein.

                                   ARTICLE 10

                              WAIVER OF JURY TRIAL

      LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF THIS AGREEMENT.

                                   ARTICLE 11

                               TIME OF THE ESSENCE

      TIME SHALL BE OF THE ESSENCE WITH RESPECT TO ALL DATES AND TIME PERIODS IN THIS AGREEMENT.

                                   ARTICLE 12

                              MEMORANDUM OF OPTION

      Landlord and Tenant shall enter into a short form of this Agreement for the purpose of recording the same, and shall, at Tenant's expense, record the same. The short form agreed upon by the parties is attached as Exhibit A and shall be executed contemporaneously with the execution of this Agreement.

      IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement the day and year first above written.

                                 TENANT:

                                 BIOPHARMA ACQUISITION COMPANY, INC.

                                 By: ___________________________________________
                                     Name:
                                     Title:

                                 LANDLORD:

                                 NORWELL LAND COMPANY
                                    By: Connecticut Avenue Realty Co., Inc.,
                                        its managing general partner

                                 By: ___________________________________________
                                     Name:
                                     Title

                                   Schedule A

                Existing Matters That are Permitted Encumbrances

                                    Exhibit A

                       Short Form of Memorandum of Option

      This Memorandum of Termination and Option Agreement ("Memorandum"), dated as of ___________, 2004, evidences that a Termination and Option Agreement ("Agreement"), dated as of __________, 2004, was made and entered into by and between Norwell Land Company, a New York general partnership ("Landlord") and [Safeguard Acquisition Co.], a Delaware corporation ("Tenant").

      The Agreement provides in part that Landlord grants to Tenant an option to purchase the property located at 700 Union Boulevard in Totowa, New Jersey (the "Property") under certain terms and conditions set forth more fully in the Agreement. The Property is further described in Exhibit A attached hereto. The option price payable by Tenant to Landlord for the Property is more particularly set forth in the Agreement. The term of the option granted by Landlord to Tenant commences on ___________, 2004 and expires if Landlord has not exercised the Landlord's Termination Option (as such term is defined in the Agreement) such that the Termination Date (as such term is defined in the Agreement) is on or before _________, 2013. The Agreement contains no right to extend the term of the option.

      The parties have executed this Memorandum as of the day and year first above written.

                                 TENANT:

                                 BIOPHARMA ACQUISITION COMPANY, INC.

                                 By: ___________________________________________
                                     Name:
                                     Title:

                                 LANDLORD:

                                 NORWELL LAND COMPANY
                                    By:Connecticut Avenue Realty Co., Inc., its
                                        managing general partner

                                 By: ___________________________________________
                                     Name:
                                     Title

                                 Acknowledgment

State of ________   )
                              ) ss.
County of _______   )

            On this ___ day of ________ in the year 2004 before me, __________________ , a Notary Public of said State, duly commissioned and sworn, personally appeared _______________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as president (or secretary) or on behalf of the corporation therein and acknowledged to me that such corporation executed the same.

            In Witness Whereof, I have hereunto set my hand and affixed by official seal the day and year in this certificate first above written.

                                         __________________________
                                               Notary Public

[Notarial Stamp]

                                 Acknowledgment

State of ________   )
                              ) ss.
County of _______   )

            On this ___ day of __________ in the year 2004 before me, __________________ , a Notary Public of said State, duly commissioned and sworn, personally appeared _______________________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person who executed the within instrument as president (or secretary) or on behalf of the corporation therein and acknowledged to me that such corporation executed the same.

            In Witness Whereof, I have hereunto set my hand and affixed by official seal the day and year in this certificate first above written.

                                         _____________________________
                                               Notary Public

[Notarial Stamp]

                                    Exhibit A
                                       to
                 Memorandum of Termination and Option Agreement

                              Property Description